EXHIBIT 99.1

                                  NEWS RELEASE

                             FOR IMMEDIATE RELEASE

                               VITAL SIGNS, INC.,
          MARQUEST MEDICAL PRODUCTS, INC. AND SCHERER HEALTHCARE, INC.
              ANNOUNCE THE SIGNING OF A DEFINITIVE MERGER AGREEMENT


     TOTOWA, NEW JERSEY, ENGLEWOOD, COLORADO and ATLANTA, GEORGIA, March 14, 1997 -- VITAL SIGNS, INC. (NASDAQ: VITL), MARQUEST MEDICAL PRODUCTS, INC. (NASDAQ: MMPI) and SCHERER HEALTHCARE, INC. (NASDAQ: SCHR) announced today that Vital Signs and Marquest have executed a definitive merger agreement providing for Vital Signs to acquire Marquest. In the transaction, Marquest would become a wholly-owned subsidiary of Vital Signs and Vital Signs would pay Marquest shareholders $0.797 per share for each outstanding share of Marquest common stock. Separately, Vital Signs entered into an agreement with Scherer Healthcare, which is the majority shareholder of Marquest, to acquire for cash certain product rights previously sold by Marquest to Scherer. The aggregate cash payments to Marquest's shareholders will be approximately $12.6 million. The payment to Scherer Healthcare and related parties with respect to the acquisition of product rights and certain covenants against competition will be $6 million. These transactions are subject to certain approvals by the shareholders of Marquest and Scherer Healthcare, and to other standard conditions. Closing of these transactions is planned to take place in June, 1997.

     Additionally Vital Signs entered into a two year distribution agreement effective March 14, 1997 to distribute Marquest's products through the Vital
Signs sales force on a national basis. Under this agreement Vital Signs will have the right to sell Marquest products to all hospitals in the United States except for relationships where Marquest sells under a private label or as an OEM supplier.

     Terry Wall,  President and Chief  Executive  Officer of Vital Signs stated:
"We are excited about the opportunities that this acquisition presents to Vital Signs. The combination of Marquest's established product line within the anesthesia, respiratory and critical care market and Vital Signs' highly focused direct sales force is the compelling logic for our acquisition. The merger of Vital Signs and Marquest is our first significant steps towards consolidating the anesthesia, respiratory and critical care elements of the healthcare market. Marquest's strong product line in respiratory should enable Vital Signs to be an attractive partner for national group purchasing organizations, integrated health networks and investor owned hospitals. In addition, the Marquest product line will complement our expanding international sales."

     Bill Thompson, President and Chief Operating Officer of Marquest and President of Scherer Healthcare, commented: "The merger is beneficial to the shareholders of Marquest as it recognizes the value of the Marquest business which Marquest could not develop alone due to resource limitations. The Marquest product line will benefit from the additional resources that will be available through Vital Signs which will ultimately enhance customer satisfaction and distribution in the marketplace. Vital Signs should immediately benefit from Marquest's diversified products, providing Vital Signs with an expanded and enhanced product offering."

     The statements in this press release regarding the timing of the closing and post-closing performance constitute Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the companies' expectations as a result of a number of factors, including the time required to obtain the necessary approvals, market conditions, competitive responses and the degree to which Vital Signs is able to successfully integrate the two companies.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market single-use medical products for anesthesia and critical care, achieving the number one market share position in six of eight major product categories and second in the other two categories. For the third time in five years, the Company was recognized by Forbes magazine as one of "The 200 Best Small Companies in America". Vital Signs is distinguished as one of a select number of medical device firms to have received ISO 9001 certification.

     Scherer Healthcare provides healthcare products and services, including medical waste management services and consumer healthcare products.

FOR FURTHER INFORMATION, CONTACT:  Terence D. Wall, President, Vital Signs, Inc.
                                                          or
                                   Tony Dimun, Chief Financial Officer,
                                   Vital Signs, Inc. (201) 790-1330